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                                                                    EXHIBIT 21.1


                     List of Subsidiaries of the Registrant


1. Sulphur Corporation of Canada, Ltd., a wholly-owned subsidiary of the Registrant, was incorporated in the Province of Alberta, Canada on June 30, 1989.

2. Sulport Services International, Inc., a wholly-owned subsidiary of the Registrant, was incorporated in the Province of British Columbia, Canada on October 1, 1997.